Exhibit 99.1

GREAT ELM CAPITAL CORP. ANNOUNCES DATE OF ANNUAL MEETING OF STOCKHOLDERS

WALTHAM, MA, May 24, 2022 – Great Elm Capital Corp. (the “Company” or “GECC”) (NASDAQ: GECC) announced today that its 2022 Annual Stockholders’ Meeting will be held on August 1, 2022. The notice of annual meeting and proxy statement containing the meeting details are expected to be available on or about July 1, 2022 to stockholders of record as of the close of business on June 20, 2022.

About Great Elm Capital Corp.

GECC is an externally managed, business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses.

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Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com